As filed with the U.S. Securities and Exchange Commission on October 31, 2025 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Qnity Electronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-3002745
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

974 Centre Road,		19805
Building 735,
Wilmington,	Delaware
(Address of principal executive offices)		(Zip Code)
Qnity Electronics, Inc. 2025 Equity and Incentive Plan
Qnity Electronics, Inc. Stock Accumulation and Deferred Compensation Plan for Directors
(Full title of the plan)

Peter W. Hennessey
974 Centre Road
Building 735
Wilmington, Delaware
(302) 294-4651
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Ryan J. Dzierniejko, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed to register shares of common stock (“Common Stock”), par value $0.01 per share, of Qnity Electronics, Inc. (the “Company” or “Qnity”) that may be issued to non-employee directors of the Company or any employee of the Company or any of its subsidiaries pursuant to grants of equity awards (a) under the Qnity Electronics, Inc. Equity and Incentive Plan (the “EIP”), including grants pursuant to the conversion of DuPont de Nemours, Inc. (“DuPont”) equity awards in connection with the Company’s separation from DuPont and (b) the Qnity Electronics, Inc. Stock Accumulation and Deferred Compensation Plan for Directors (the “SADCP” and together with the EIP, the “Plans”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Company Information and Employee Plan Annual Information.
The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to the Secretary of the Company at the address and telephone number on the cover of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:
1.The Company’s effective Registration Statement on Form 10 (File No. 001-42619) initially filed with the Commission on April 24, 2025, as amended by Amendment No. 1 as filed with the Commission on June 18, 2025, as further amended by Amendment No. 2 as filed with the Commission on August 5, 2025, as further amended by Amendment No. 3 as filed with the Commission on September 24, 2025, and as further amended by Amendment No. 4 as filed with the Commission on September 29, 2025 (as so amended, the “Form 10”).
2.The Company’s Current Report on Form 8-K filed with the Commission on October 15, 2025.
3.The description of the Company’s common stock included in the section titled “Description of Our Capital Stock” in the Company’s Information Statement filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
The Common Stock is registered under Section 12 of the Exchange Act. Accordingly, in accordance with the instructions in Item 4 of Part II of Form S-8, no description of the Common Stock is provided hereunder.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors and officers, as applicable, and the Company’s amended and restated certificate of incorporation will include such an exculpation provision. Under the provisions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws, each of the Company’s directors, officers, employees and agents will be indemnified by the Company as of right to the full extent permitted by the DGCL.
Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him because he or she is or was one of our directors or officers, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person will be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. If unsuccessful in defense of a suit brought by or in our right, or if such suit is settled, that person will be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that if he or she is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, he or she cannot be made whole even for expenses unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses.
Under the Company’s amended and restated certificate of incorporation and amended and restated bylaws, the right to indemnification will include the right to be paid by the Company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by the Company of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by the Company to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on the Company.
The Company will maintain liability insurance for the Company’s directors and officers to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for the Company’s directors and officers.
The foregoing is only a general summary of certain aspects of Delaware law and the Company’s restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the section of the DGCL referenced above and the Company’s restated certificate of incorporation and amended and restated bylaws.
Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed
Not Applicable.

Item 8. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Document
4.1*	Amended and Restated Certificate of Incorporation of Qnity Electronics, Inc.
4.2*	Certificate of Designation of Qnity Electronics, Inc.
4.3*	Amended and Restated Bylaws of Qnity Electronics, Inc.
4.4*	Qnity Electronics, Inc. Equity and Incentive Plan
4.5*	Qnity Electronics, Inc. Stock Accumulation and Deferred Compensation Plan for Directors
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (regarding the validity of the shares of Qnity common stock)
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 to this Registration Statement)
24.1*	Power of Attorney (included on signature pages of this Registration Statement)
107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings
The Company hereby undertakes:
a.(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
iii.to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
b.The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Qnity Electronics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wilmington, state of Delaware, on October 31, 2025.

QNITY ELECTRONICS, INC.

By:	/s/ Peter W. Hennessey
Name:	Peter W. Hennessey
Title:	General Counsel

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Matthew Harbaugh and Peter W. Hennessey, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on October 31, 2025, by the following persons in the capacities indicated.

Signature	Title

Chief Executive Officer and Director
/s/ Jon Kemp	(Principal Executive Officer)
Jon Kemp

Chief Financial Officer
/s/ Matthew Harbaugh	(Principal Financial and Accounting Officer)
Matthew Harbaugh

/s/ Steven M. Sterin	Director
Steven M. Sterin